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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

                                                             Commission File No.
                                                                   0-8698

(Check One): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  |X| Form 10-Q
             [ ] Form N-SAR

             For Period Ended:    March 31, 2001
                              ----------------------
             [ ]  Transition Report on Form 10-K
             [ ]  Transition Report on Form 20-F
             [ ]  Transition Report on Form 11-K
             [ ]  Transition Report on Form 10-Q
             [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended:
                                             -----------------------------------





If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Concorde Gaming Corporation
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Full Name of Registrant


Former Name if Applicable
3290 Lien Street
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Address of Principal Executive Office (Street and Number)


Rapid City, South Dakota 57702
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City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]   (c)   The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company has been negotiating with its bankers with respect to the waiver of a loan covenant. Such negotiations have delayed the Company from completing its Annual Report on Form 10-KSB for the fiscal year ending September 30, 2000 and Quarterly Report on Form 10-QSB for the period ending December 31, 2000 (both of which have now been filed), which in turn has delayed the preparation and filing of the Quarterly Report on Form 10-QSB for the period ending March 31, 2001.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Jerry L. Baum                    (605)            341-7738
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                   (Name)                      (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                     [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           Concorde Gaming Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   May 16, 2001            By   /s/ Jerry L. Baum
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                                        Jerry L. Baum, President and Chief
                                        Executive Officer